EXHIBIT 107
Calculation of Filing Fee Table
Form
S-4
(Form Type)
INTERCONTINENTAL EXCHANGE, INC.
(Exact Name of Registrant as Specified in Its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Debt	3.625% Senior Notes due 2028	457(f)	$997,501,000	—	$997,501,000 (1)	0.00014760	$147,231.15

	Total Offering Amounts					$997,501,000		$147,231.15

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$147,231.15

(1)	Represents the aggregate principal amount of the 3.625% Senior Notes due 2028 to be offered in the exchange offer to which the registration statement relates.